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                                                                Exhibit 12(a)(5)

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange the securities. The exchange offer is made only by the Offering Circular-Prospectus dated March 8, 2001 and the related Letter of Transmittal and instructions thereto and is not being made to any Sara Lee stockholders in any jurisdiction in which the making of the exchange offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on behalf of Sara Lee Corporation by Goldman, Sachs & Co.

Notice of Offer to Exchange 0.846 Shares of Common Stock of
Coach, Inc.
for each share of Common Stock, up to 41,402,285 shares, of Sara Lee Corporation

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 4, 2001, UNLESS THE EXCHANGE OFFER IS EXTENDED. Sara Lee Corporation is offering to exchange 0.846 shares of Coach, Inc. common stock for each share of Sara Lee common stock, up to a maximum of 41,402,285 Sara Lee shares, that are validly tendered and not properly withdrawn by 12:00 Midnight New York City time, on April 4, 2001, or any later date to which the exchange offer may be extended (such date and time, as it may be so extended, the "expiration date"), upon the terms and subject to the conditions set forth in the offering circular-prospectus dated March 8, 2001 and in the related Letter of Transmittal, which together constitute Sara Lee's offer.

Sara Lee is making the exchange offer to establish Coach as a fully independent public company as part of Sara Lee's increased focus on a smaller number of global branded consumer packaged goods businesses, as described in the offering circular-prospectus. The exchange offer also provides Sara Lee stockholders with an opportunity to adjust their investment between Sara Lee and Coach generally on a tax-free basis.

The exchange offer is conditioned upon, among other things, at least 37,262,057 shares of Sara Lee common stock (approximately 4.5% of the outstanding Sara Lee shares) being validly tendered and not withdrawn on or before the expiration date. If less than the minimum amount of 37,262,057 shares of Sara Lee common stock is tendered in the exchange offer, Sara Lee may terminate the exchange offer and return any shares of Sara Lee common stock that have been tendered, or Sara Lee may waive this condition and complete the exchange offer. All persons holding shares of Sara Lee common stock are eligible to participate in the exchange offer if they tender their shares in a jurisdiction where the exchange offer is permitted under local

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law.

Sara Lee currently holds 35,026,333 Coach shares, all of which are being offered pursuant to the exchange offer. If the exchange offer is completed and all of the Coach shares owned by Sara Lee are not exchanged in the exchange offer, Sara Lee will divest its remaining shares in a pro rata spin-off to those persons who remain Sara Lee stockholders after the exchange offer has been completed. If more than 41,402,285 Sara Lee shares are validly tendered and not withdrawn on or before the expiration of the exchange offer, Sara Lee will accept shares on a pro rata basis, except that tenders by stockholders who own fewer than 100 shares of Sara Lee common stock and who tender all of their Sara Lee shares will not be subject to proration. Shares held in any Sara Lee Corporation savings plan are not eligible for this preferential treatment.

None of Sara Lee, Coach or any of their respective officers or directors makes any recommendation as to whether or not you should tender your Sara Lee shares.

For purposes of the exchange offer, Sara Lee shall be deemed, subject to the proration provisions of the exchange offer, to have accepted for exchange and to have exchanged Sara Lee shares validly tendered for exchange when and if Sara Lee gives oral or written notice thereof to the exchange agent, Mellon Investor Services LLC. Exchange of Sara Lee shares will be made by deposit of tendered Sara Lee shares with the exchange agent, which will act as agent for the tendering stockholders for the purpose of receiving Coach shares from Sara Lee and transmitting such shares to tendering stockholders. In all cases, the exchange of Sara Lee shares will be made only after receipt by the exchange agent, by the expiration date of the exchange offer, of (i) certificates for such Sara Lee shares (or timely confirmation of a book-entry transfer of such Sara Lee shares into the exchange agent's account at The Depository Trust Company), unless tendered Sara Lee shares are held in book-entry form in the Sara Lee Corporation Employee Stock Purchase Plan, International Employee Stock Purchase Plan or Dividend Reinvestment Plan, and
(ii) a properly completed and duly executed Letter of Transmittal or an agent's message (as described in the offering circular-prospectus) in connection with a book-entry transfer of shares, together with any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by Sara Lee pursuant to the exchange offer, regardless of any delay in making such exchange.

Sara Lee expressly reserves the right, at any time or from time to time, in its sole discretion and regardless of whether any of the conditions specified in the offering circular-prospectus under the caption "The Exchange Offer--Conditions for Completion of the Exchange Offer" have been satisfied,
(i) to extend the period of time during which the exchange offer is open by giving oral or written notice of such extension to the exchange agent and by making a public announcement of such extension, or (ii) to amend the terms of the exchange offer in any respect by giving oral or written notice of such amendment to the exchange agent and by making a public announcement of such amendment.

Tenders of Sara Lee shares made pursuant to the exchange offer are irrevocable provided that tenders of shares may be withdrawn as set forth in the offering circular-prospectus under the caption "The Exchange Offer--Withdrawal Rights." Tendered shares may be withdrawn at any time prior to the expiration date and may also be withdrawn after the expiration of 40 business days from the commencement of the exchange offer, unless theretofore accepted for exchange by Sara Lee. To be effective, a written notice of withdrawal must be received by the exchange agent by the expiration date at one of its addresses set forth in the Letter of Transmittal and must specify the name of the person who tendered the Sara Lee shares to be withdrawn and the number of Sara Lee shares to be withdrawn precisely as they appear in the Letter of Transmittal. All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Sara Lee shares will be determined by Sara Lee in its sole discretion, which determination will be final and binding on all tendering stockholders. None of Sara Lee, Coach, the dealer manager, the information agent, the soliciting dealers, the exchange agent or any other person will be under any duty to notify tendering stockholders of any defect

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of irregularity in tenders or notices of withdrawals.

The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the offering circular-prospectus and is incorporated herein by reference.

The offering circular-prospectus, the Letter of Transmittal and other relevant materials are being mailed to record holders of Sara Lee shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the name of whose nominees, appear on the stockholder list of Sara Lee or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Sara Lee shares. The offering circular-prospectus, the Letter of Transmittal and the related materials contain important information which should be read carefully before any decision is made with respect to the exchange offer.

Questions and requests for assistance or for additional copies of the offering circular-prospectus, the letter of transmittal and other exchange offer materials may be directed to the information agent or the Dealer Manager, at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Sara Lee's expense.

The Information Agent for the Exchange Offer is:

MORROW & CO., INC.
445 Park Avenue, 5th Floor
New York, New York 10022
E-Mail: information@morrowco.com
Call Collect (212) 754-8000
Banks and Brokerage Firms Call: (800) 654-2468
Stockholders Please Call: (800) 607-0088
The Dealer Manager for the Exchange Offer is:
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
(800) 323-5678 Toll Free within the United States
(212) 902-1000 from elsewhere
March 8, 2001